FORM OF LETTER TO STOCKHOLDERS

                          [Letterhead of Lodgian, Inc.]


                                                                  March 31, 1999


Dear Stockholder:

                  On  April  14,  1999,   the  Board  of  Directors   adopted  a
Stockholder Rights Plan. This letter briefly describes the Rights Plan and the Board's reasons for adopting it.

                  The Rights Plan was not adopted in response to any specific effort to acquire control of the Corporation. Rather, it was adopted to protect stockholders against an unsolicited attempt to acquire control of the Corporation by means of an accumulation of shares in the open market, a partial or two-tier tender offer, an offer for the Corporation at less than a full and fair price, a "market sweep" or other prevalent takeover tactics which the Board believes are not in your best interests

                  The Rights Plan is not intended to and will not prevent a takeover of the Corporation at a full and fair price, including a tender or exchange offer for all outstanding shares of Common Stock of the Corporation approved by a majority of the Board of Directors. However, the Rights Plan may cause substantial dilution to a person or group that acquires 15% or more of the Corporation's voting stock unless the Rights are first redeemed by the Board of Directors.

                  The Rights Plan does not in any way weaken the Corporation's financial strength or interfere with its business plans. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable to the Corporation or you and will not change the way in which the Corporation's shares are traded.

                  The rights should not interfere with any merger or other business combination that is in the best interests of the Corporation and its stockholders, since the rights may be redeemed by the Corporation at $0.005 per right in cash.

                  A summary of the terms of the Rights Plan is attached. The summary is not complete and is qualified in its entirety by the Rights Agreement relating thereto, a copy of which can be obtained free of charge from Lodgian, Inc., 3445 Peachtree Road, N.E., Suite 700, Atlanta, Georgia 30326, Attention:
Robert Flanders.

                  In adopting the Rights Plan, the Board has expressed its confidence in the Corporation's future and the Board's determination that you, the stockholders, be given every opportunity to participate fully in that future.

                                    On behalf of the Board of Directors,

                          SUMMARY OF RIGHTS TO PURCHASE
                          PARTICIPATING PREFERRED STOCK


  UNDER CERTAIN CIRCUMSTANCES AS PROVIDED IN THE RIGHTS AGREEMENT (AS REFERRED
    TO BELOW), RIGHTS ISSUED TO OR BENEFICIALLY OWNED BY ACQUIRING PERSONS OR
     THEIR AFFILIATES OR ASSOCIATES (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT) OR ANY SUBSEQUENT HOLDER OF SUCH RIGHTS SHALL BE NULL AND VOID AND
                      MAY NOT BE TRANSFERRED TO ANY PERSON.



                  On March 26, 1999, the Board of Directors of Lodgian, Inc. (the "Corporation") declared a dividend distribution of one preferred stock purchase right (a "Right") for each outstanding share of Common Stock, $0.01 par value per share (the "Common Stock"), of the Corporation held by stockholders of record on April 14, 1999 (the "Record Date"). Each Right entitles the registered holder to purchase from the Corporation one one-hundredth (1/100) of a share of preferred stock of the Corporation, designated as Participating Preferred Stock (the "Preferred Stock") at a price of $25.00 per one one-hundredth (1/100) of a share (the "Exercise Price"). The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement"), dated as of April 14, 1999, between the Corporation and First Union National Bank, as Rights Agent (the "Rights Agent").

                  As  discussed   below,   initially  the  Rights  will  not  be
exercisable, certificates will not be sent to stockholders and the Rights will automatically trade with the Common Stock.

                  The Rights, unless earlier redeemed by the Board of Directors, become exercisable upon the close of business on the day (the "Distribution Date") which is the earlier of (i) the tenth day following the first date (the "Stock Acquisition Date") on which there is a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person"), with certain exceptions set forth below, has acquired beneficial ownership of 15% or more of the outstanding voting stock of the Corporation or such earlier or later date (not beyond the thirtieth day after the Stock Acquisition Date) as the Board of Directors may determine or (ii) the tenth business day (or such later date as may be determined by the Board of Directors prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) after the date of the commencement or announcement of a person's or group's intention to commence a tender or exchange offer the consummation of which would result in the ownership of 15% or more of the Corporation's outstanding voting stock (even if no shares are actually purchased pursuant to such offer); prior thereto, the Rights will not be exercisable, will not be represented by a separate certificate, and will not be transferable apart from the Common Stock, but will instead be evidenced, (i) with respect to any of the shares of Common Stock held in uncertificated book-entry form (a "Book-Entry") outstanding as of the Record Date, by such Book-Entry and (ii) with respect to the shares of Common Stock evidenced by Common Stock certificates outstanding as of the Record Date, by such Common Stock certificate, together with a copy of this Summary of Rights. An Acquiring Person does not include (A) the Corporation, (B) any subsidiary of the Corporation, (C) any employee benefit plan or employee stock plan of the Corporation or of any subsidiary of the Corporation, or any trust or other entity organized, appointed, established or holding Common Stock for or pursuant to the terms of any such plan or (D) any person or group whose ownership of 15% or more of the shares of voting stock of the Corporation then outstanding results solely from (i) any action or transaction or transactions approved by the Board of Directors before such person or group became an Acquiring Person or (ii) a reduction in the number of outstanding shares of voting stock of the Corporation pursuant to a transaction or transactions approved by the Board of Directors (provided that any person or group that does not become an Acquiring Person by reason of clause (i) or (ii) above shall become an Acquiring Person upon acquisition of an additional 1% or more of the Corporation's voting stock then outstanding unless such acquisition of additional voting stock will not result in such person or group becoming an Acquiring Person by reason of such clause (i) or (ii). For purposes of the foregoing, outstanding voting stock of the Corporation includes voting stock that trades on a "when issued" basis on a national securities exchange or on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ").

                  Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after April 14, 1999 will contain a legend incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), transfer on the Corporation's Direct Registration System of any Common Stock represented by a Book-Entry or a certificate outstanding as of April 14, 1999, and, in each case, with or without a copy of this Summary of Rights attached thereto, will also constitute the transfer of the Rights associated with the Common Stock represented by such Book-Entry or certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Rights Certificates alone will evidence the Rights from and after the Distribution Date.

                  The Rights are not exercisable until the Distribution Date. Unless earlier redeemed by the Corporation as described below, the Rights will expire at the close of business on April 14, 2009 (the "Expiration Date") (or, if the Distribution Date shall have occurred before April 14, 2009, at the close of business on the 90th day following the Distribution Date).

                  The Preferred Stock is nonredeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock (i) subordinate to any other series of the Corporation's preferred stock and (ii) senior to the Common Stock. The Preferred Stock may not be issued except upon exercise of Rights. Each share of Preferred Stock will be entitled to receive when, as and if declared, a quarterly dividend in an amount equal to
(i) 100 times the cash dividends declared on the Corporation's Common Stock, and
(ii) a preferential cash dividend, if any, in preference to holders of Common Stock in an amount equal to [$50.00] per share of Preferred Stock less the per share amount of all cash dividends declared on the Preferred Stock pursuant to clause (i) since the immediately preceding quarterly dividend payment date. In addition, Preferred Stock is entitled to 100 times any noncash dividends (other than dividends payable in equity securities) declared on the Common Stock, in like kind. In the event of the liquidation of the Corporation, the holders of Preferred Stock will be entitled to receive, for each share of Preferred Stock, a payment in an amount equal to the greater of $1.00 per one one-hundredth of a share plus accrued and unpaid dividends and distributions thereon or 100 times the payment made per share of Common Stock. Each share of Preferred Stock will have 100 votes, voting together with the Common Stock. In the event of any merger, consolidation or other transaction in which Common Stock is exchanged, each share of Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock. The rights of Preferred Stock as to dividends, liquidation and voting are protected by anti-dilution provisions. If the dividends accrued on the Preferred Stock for four or more quarterly dividend periods, whether consecutive or not, shall not have been declared and paid or irrevocably set aside for payment, the holders of record of the Preferred Stock of the Corporation of all series (including the Preferred Stock) will have the right to elect two members to the Corporation's Board of Directors.

                  The number of shares of Preferred Stock issuable upon exercise of the Rights is subject to certain adjustments from time to time in the event of a stock dividend on, or a subdivision or combination of, the Common Stock. The Exercise Price for the Rights is subject to adjustment in the event of extraordinary distributions of cash or other property to holders of Common Stock.

                  Unless the Rights are earlier redeemed, in the event that, after the time that a Person becomes an Acquiring Person, the Corporation were to be acquired in a merger or other business combination (in which any shares of Common Stock are changed into or exchanged for other securities or assets) or more than 50% of the assets or earning power of the Corporation and its subsidiaries (taken as a whole) were to be sold or transferred in one or a series of related transactions, the Rights Agreement provides that proper provision will be made so that each holder of record, other than the Acquiring Person, of a Right will from and after such date have the right to receive, upon payment of the Exercise Price, that number of shares of common stock of the acquiring company having a market value at the time of such transaction equal to two times the Exercise Price.

                  In addition, unless the Rights are earlier redeemed, in the event that a person or group becomes an Acquiring Person, the Rights Agreement provides that proper provision will be made so that each holder of record of a Right, other than the Acquiring Person (whose Rights will thereupon become null and void), will thereafter have the right to receive, upon payment of the Exercise Price, that number of one one-hundredths of a share of Preferred Stock having a market value at the time of the transaction equal to two times the Exercise Price (such market value to be determined with reference to the market value of the Corporation's Common Stock as provided in the Rights Agreement).

                  At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding voting stock, the Board of Directors of the Corporation may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

                  Fractions of shares of Preferred Stock (other than fractions which are integral multiples of one one-hundredth of a share) may, at the election of the Corporation, be evidenced by depositary receipts. The Corporation may also issue cash in lieu of fractional shares which are not integral multiples of one one-hundredth of a share.

                  At any time on or prior to the close of business on the earlier of (i) the tenth day after the Stock Acquisition Date (or such later date as a majority of the Board of Directors may determine) or (ii) the Expiration Date, the Corporation may redeem the Rights in whole, but not in part, at a price of $0.005 per Right (the "Redemption Price"). Immediately upon the effective time of the action of the Board of Directors of the Corporation authorizing redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

                  For as long as the Rights are then redeemable, the Corporation may amend the Rights in any manner, including an amendment to extend the time period in which the Rights may be redeemed. At any time when the Rights are not then redeemable, the Corporation may amend the Rights in any manner that does not materially adversely affect the interests of holders of the Rights as such. Amendments to the Rights Agreement from and after the time that any Person becomes an Acquiring Person and amendments to the redemption price or expiration date of the Rights require the approval of a majority of the Continuing Directors (as defined and provided in the Rights Agreement).

                  Until a Right is exercised, the holder, as such, will have no rights as a stockholder of the Corporation, including, without limitation, the right to vote or to receive dividends.

                  A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to the Corporation's report on Form 8-K dated March 31, 1999. A copy of the Rights Agreement is available free of charge from the Corporation. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement which is incorporated in this summary description herein by reference.